Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The accompanying consolidated financial statements give effect to a 10.2 to 1 split of the common stock of Conifer Holdings, Inc. and subsidiaries which will be effectuated immediately prior to effectiveness of the initial public offering. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 10.2 to 1 split of the common stock of Conifer Holdings, Inc. described in Note 2 to the financial statements and assuming that from May 6, 2015 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or disclosures therein except as described in Note 2.

/s/ Deloitte & Touche LLP

Detroit, Michigan
July 30, 2015

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-205448 of our report dated May 6, 2015 (July 30, 2015 as to the effect of the common stock split discussed in Note 2), relating to the consolidated financial statements of Conifer Holdings, Inc. and subsidiaries appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Detroit, Michigan
July 30, 2015